Exhibit 10.7

UNITED TECHNOLOGIES CORPORATION EXECUTIVE LEADERSHIP PROGRAM

The Corporation’s most senior executives participate in an arrangement called the Executive Leadership Program. Members of the Executive Leadership Group receive certain supplemental benefits including a perquisite allowance equal to 12% of base salary, reimbursements for annual executive physicals, disability income protection, life insurance and separation benefits in certain circumstances. Disability, life insurance and separation benefits are described below. ELG members incur obligations related to the protection of the Company’s intellectual resources.

Executive Disability Benefit

In the event of the executive’s absence from work due to illness or injury and the cessation of any sick leave benefits available, he/she will receive 100% of base salary for up to one year. This amount will decrease by 5% each year until it reaches 80% of base salary — payable for the remainder of the disability. However, this benefit is not payable beyond the executive’s recovery date, retirement date or age 65 — whichever is first. The total amounts paid under this Plan will be offset by any other Company-provided disability insurance benefit or the benefits provided under any government-sponsored programs.

Income Protection Program

In the event of the death of the executive before retirement, a benefit is payable to the beneficiary equal to three times the executive’s current salary (at the time of death) projected to age 62 — assuming annual increases of 6% in base salary. Once age 62 is reached, the benefit will be frozen at three times the base salary in effect on the July 1 following the executive’s 62nd birthday for the remainder of the executive’s employment. The level of coverage will be reviewed every three years to ensure the accuracy of the projections on which the benefit is based. This benefit is payable in addition to any group life insurance in which the executive is now or may be enrolled in the future.

If the executive is age 55 or older, and has completed five years of participation in this plan, he/she will vest in the program. For vested participants who leave the corporation, the death benefit provided will be equal to two times his/her base salary at age 62, or two times base salary at time of separation if that should occur before age 62.

Standard Separation Arrangement

This arrangement is intended to provide the executive and his/her family with financial assistance if his/her employment with the Corporation should terminate under circumstances that constitute a mutually agreeable separation as discussed below. If eligible, a severance package not to exceed 2.5 times present value of the executive’s base salary will be paid at time of separation.

Separation benefits are payable if a mutually agreeable separation occurs before normal retirement age, or separation occurs on or after normal retirement age and certain exclusions, including terminations for improper conduct, do not apply. Separation benefits will not be provided if the executive voluntarily leaves the Corporation before normal retirement age and the Corporation wants to retain the services of the executive, if separation occurs due to death or permanent and total disability, if the executive receives benefits under the Senior Executive Severance Plan or under certain other limited circumstances.

A mutually agreeable separation is one that results from sale or elimination of an operating unit, a management realignment, a change in business conditions or other circumstances that affect the executive’s role within the Corporation. Separation benefits will not be paid unless the executive enters into a formal separation agreement with post-termination covenants including agreement not to bring suit against or compete with the Corporation and to protect proprietary and sensitive information.

EXECUTIVE LEADERSHIP GROUP AGREEMENT

United Technologies Corporation

The undersigned Executive acknowledges receipt of the materials summarizing the Corporation’s Executive Leadership Group Program (“ELG”) and the benefits available to the Executive as a member of ELG as well as the Executive’s obligations and commitments to the Corporation as an ELG member. ELG benefits include the special life insurance and disability benefits under the ELG Income Protection Program, the Flexible Perquisites Allowance and eligibility for the Standard Separation Arrangement. While employed and for a 2-year period thereafter, ELG members must agree to protect Company information and to refrain from activities that could lead to the recruitment of Company employees. If eligible for the Standard Separation Agreement, the Executive will make additional commitments to the Company, including a non-compete agreement and a waiver of claims.

In consideration of the ELG benefits, the Executive hereby commits to membership in the ELG in accordance with its terms and conditions described in the ELG materials. The Company, in turn, agrees to provide ELG benefits to the Executive upon its receipt of this Agreement in accordance with the applicable terms and conditions as described in the enclosed ELG materials.

Executive

Date

UNITED TECHNOLOGIES CORPORATION

By

Date

ELG PERQUISITE ALLOWANCE ACCOUNT

YEAR [YEAR] DEFERRAL AGREEMENT

As provided by the terms of the Deferred Perquisite Account Program under the Executive Leadership Group (ELG) Program, I hereby irrevocably elect to defer % of my Flexible Perquisite Account Allowance for the calendar year 2005 on a pre-tax basis in the UTC Deferred Compensation Plan. This election will not exceed 50% of my total allowance. (Please use 10% increments for investment elections.)

☐	Retirement ) % of Perquisite deferral

(Payments automatically begin in April of calendar year following year of retirement)

      % to Credited Interest Account

      % to UTC Stock Unit Account

      % to Vanguard 500 Account

☐ A lump sum

       Annual installments (Specify a number not exceeding fifteen)

☐	Special Purpose # 1 % of Perquisite deferral

Year Payments to Begin        (not earlier than the year 2011)

      % to Credited Interest Account

      % to UTC Stock Unit Account

      % to Vanguard 500 Account

☐ A lump sum

       Annual installments (Specify a number not exceeding fifteen)

☐	Special Purpose # 2 % of Perquisite deferral

Year Payments to Begin        (not earlier than the year 2011)

      % to Credited Interest Account

      % to UTC Stock Unit Account

      % to Vanguard 500 Account

☐ A lump sum

       Annual installments (Specify a number not exceeding fifteen)

Authorization Signatures:

ELG Member:		United Technologies Corporation:

Signature	Date	Signature	Date

Print Name		Print Name

Perquisite deferrals are not funded in advance. In this regard, participants have the rights of unsecured, general creditors of the company with respect to the amounts credited to their accounts. Perquisite deferrals will be made in the same manner, and subject to the terms and conditions of any deferral elected under the UTC Deferred Compensation Plan.

Note: This form must be signed and dated no later than [DATE]

ELG RETIREMENT AGREEMENT

SEPARATION AGREEMENT, between [                     ] (hereinafter, the “Executive”), and UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, with an office and place of business at Hartford, Connecticut (United Technologies Corporation and all its subsidiaries, affiliates and divisions are hereinafter referred to as the “Company”).

WHEREAS, the Executive intends to retire from the Company; and

WHEREAS, parties wish to set forth their mutual understanding concerning the termination of the Executive’s employment with the Company as a result of [ his / her] retirement; and

WHEREAS, the Executive has committed to membership in the Company’s Executive Leadership Group (the “ELG”), which commitment signifies, among other things, the Executive’s acceptance of the terms and conditions of the Standard Separation Arrangement;

NOW, THEREFORE, it is hereby mutually agreed as follows:

1. (a)	The Executive’s employment with the Company will terminate effective [ ____ ] (the “Retirement Date”).

(b)	The parties agree that the Executive’s separation from employment with the Company as provided herein is a “mutually agreeable separation” thus entitling the Executive to the Standard Separation Arrangement provided for ELG members.

2. (a)	The total value of benefits which the Company will provide to the Executive under this Agreement equals $ [ 2.5X base salary ] (the “Total Benefit”).

(b)	The Company will pay the Total Benefit in [ a single lump sum ] [ 2-10 ] annual installments of $[ ] (less applicable tax withholdings) commencing [ ] 1, 200 [ ] and each [ ] 1 thereafter. The installment payment amount is calculated with interest at % (i.e. the current yield on a U.S. Treasury Bond of equivalent maturity, plus 1%). The Executive acknowledges [his/her] understanding that these payments are provided in consideration of [his/her] agreements and obligations under this Agreement.

(c)	The Executive understands and agrees that no part of the payments described in sub-section (b) above will be treated as compensation for any purpose under any of the retirement, savings or other employee benefit plans in which [he/she] participated.

(d)	The Executive has vested in [his/her] ELG life insurance benefit and will be entitled to elect post retirement coverage benefits in accordance with the terms of the program.

(e)	Stock option awards which have not been held for one year as of the Retirement Date will be canceled without any payment or other consideration, effective as of the Retirement Date. Non-vested stock options held for more than one year as of the Retirement Date will become exercisable as of the Retirement Date. Stock options granted on or prior to February 22, 1999 may be exercised for up to three years following the Retirement Date, options granted after February 22, 1999 may be exercised for up to five years following the Retirement Date, and options granted after June 11, 2003 may be exercised up to the expiration of their term. In no case may any option be exercised after its expiration date. Dividend Equivalents (DE’s) granted in 2003 and 2004 will be eligible for vesting in 2006 and 2007 respectively, based on the accomplishment of applicable CIIP objectives. Following the vesting date, DEs that vest (if any), will be paid until the underlying stock option is exercised. DEs that were vested as of the Retirement Date will continue to be paid in accordance with the CIIP Schedule of Terms. The treatment of stock options and DEs is subject to the terms and conditions set forth in the Company’s Long Term Incentive Plan and the Schedule of Terms applicable to each award. The Executive will receive no further long term incentive awards.

(f)	The Executive [will/will not] be eligible for an incentive compensation award in 200[_] in respect of 200[_].

(g)	The Executive may purchase [his/her] Company leased vehicle on or before the Retirement Date in accordance with standard program procedures. The Executive will be responsible for any tax liability that may result from imputed income in connection with such purchase.

(h)	Any amounts previously deferred under the ELG Perquisite Program will be distributed to the Executive in accordance with the elections made and under the terms of the ELG Deferred Perquisite Program.

3. (a)	The Executive hereby agrees to release the Company, its subsidiaries, divisions, present or former employees, officers and directors from all claims or demands the Executive may have based on [his/her] employment with the Company or the termination of that employment. This includes a release of any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, as amended from time to time, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act which prohibits discrimination on the basis of handicap; the Employee Retirement Security Act of 1974 which prohibits discrimination on the basis of eligibility to receive benefits or any other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes a release by the Executive of any claims or actions for wrongful discharge based on statute, regulation, contract, tort, common or civil law or otherwise.

(b)	This Release covers all claims based on any facts or events, whether known or unknown by the Executive that occurred on or before the effective date of this Agreement. The Executive will notify the Company of any claims that may arise after the effective date of this Agreement but before the Retirement Date and ratify the release and waiver, effective as of the Retirement Date, following resolution of any claims as a pre-condition to receiving the benefits provided for in Section 2 herein.

(c)	This Release does not include, however, a release of the Executive’s rights to any pension, deferred compensation, health or similar benefits to which he may be entitled in accordance with the terms of the Company employee benefit plans in which [he/she] participated.

(d)	The Executive promises never to file a lawsuit or administrative complaint asserting any claims that are released in this Agreement.

(e)	The Executive understands and agrees that the amounts paid pursuant to this Agreement are in full and complete satisfaction of all amounts due [him/her] by the Company and that no other payments of compensation are due [him/her] under the ELG or otherwise. The Executive further understands and agrees that [he/she] shall not be entitled to any additional severance payments or payments in lieu of vacation, holiday or any other fringe benefits.

(f)	After the Retirement Date the Executive will cooperate with the Company with respect to matters that involved [him/her] during the course of [his/her] employment if such cooperation is necessary or appropriate.

(g)	The Executive agrees to resign from all committees, boards, associations and other organizations, both internal and external, to which the Executive currently belongs in his capacity as a Company executive, except as mutually agreed with the Company. Following the Retirement Date, the Executive will be free to join boards and affiliate with organizations provided that such affiliation will not violate any of the obligations set forth in Section 4 of this Agreement.

(h)	The Executive is encouraged, at [his/her] own expense, to consult with an attorney before signing this Agreement.

(i)	The Executive may revoke this Agreement within seven (7) days of the date of the Executive’s signature. Revocation can be made by delivering a written notice of revocation to [ ], Senior Vice President, Human Resources and Organization, United Technologies Corp., One Financial Plaza, Hartford, CT 06101. For this revocation to be effective, [ ] must receive written notice no later than close of business on the seventh (7th) day after the Executive signs this Agreement. If the Executive revokes this Agreement, it shall not be effective or enforceable and the Executive will not receive the payment and/or benefits described herein and agrees to immediately repay to the Company the value of any benefits provided prior to revocation.

4.	The Executive makes the following representations to and agreements with the Company;

(a)	During a period beginning on the date hereof and extending for three years after the Retirement Date, the Executive will not make any statements which are, or disclose any items of information, which are or may reasonably be considered to be adverse to the interests of the Company. The Executive agrees that [he/she] will not disparage the Company, its executives, directors or products.

(b)	On or before the Retirement Date, or such other date as the parties shall mutually agree to, the Executive will return to the Company all Company Information (as defined herein), Company related reports, files, memoranda, records, credit cards, cardkey passes, garage key cards, door and file keys, computer access codes, software and other property which he received or prepared or helped to prepare in connection with [his/her] employment; the Executive has not and will not retain any copies, duplicates, reproductions or excerpts thereof. The term “Company Information” as used in this Agreement means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Company’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company’s interests.

(c)	The Executive acknowledges that in the course of [his/her] employment with the Company [he/she] has acquired Company Information and that such Company Information has been disclosed to [him/her] in confidence and for the Company’s use only. The Executive agrees that, except as [he/she] may otherwise be directed under this Agreement or as required by law, regulation or legal proceeding, [he/she] (1) will keep such Company Information confidential at all times, (2) will not disclose or communicate Company Information to any third party and (3) will not make use of Company Information on his own behalf or on behalf of any third party. In the event that the Executive becomes legally compelled to disclose any Company Information, it is agreed that the Executive will provide the Company with prompt written notice of such request(s) so that the Company may seek a protective order or other appropriate legal remedy to which it may be entitled. In view of the nature of the Executive’s employment and the sensitive nature of Company Information which the Executive has received during the course of his employment, the Executive agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret, confidential or proprietary status of Company Information and to the Company. Therefore, in that event the Company shall be entitled to an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation or threatened violation. When Company Information becomes generally available to the public other than by the Executive’s acts or omissions, it is no longer subject to the restrictions in this paragraph.

(d)

To further ensure the protection of Company Information, the Executive agrees that for a period of three (3) years after his Retirement Date, [he/she] will not accept employment in any form (including entering into consulting relationships or similar arrangements) with a business which: (i) competes directly or indirectly with any of the Company’s businesses; or (ii) is a material customer of or a material supplier to any of the Company’s businesses unless the Executive has obtained the written consent of [              ] or [ his/her ] successor, which consent shall be granted or withheld in his sole discretion. With respect to aerospace suppliers and customers, such consent will be provided if the Company reasonably determines in its sole discretion that the customer or supplier relationship is not material to the Company. The parties agree that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

(e)	For a period of three (3) years following the Retirement Date, the Executive will not initiate, cause or allow to be initiated (under those conditions which [he/she] controls) any action which would reasonably be expected to encourage or to induce any employee of the Company or any of its affiliated entities to leave the employ of the Company or its affiliated entities. In this regard, the Executive agrees that [he/she] will not directly or indirectly recruit any Company executive or other employee or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with Company executives and other employees.

(f)	The Executive acknowledges that the Intellectual Property Agreement between [him/her] and the Company will continue in full force and effect following the Retirement Date.

5.	The Company represents to the Executive that it is fully authorized and empowered to enter into this Agreement, and that it will safeguard this Agreement and its terms from public disclosure with the same degree of care with which the Company protects its proprietary information.

6.	The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement shall continue in full force and effect.

7.	In addition to any other rights the Company may have, should the Executive breach any of the terms of this Agreement, the Company will have the right to recover all payments and benefits provided hereunder and to cease any and all future payments and benefits. Such action by the Company will not be taken capriciously and will have no effect on the Release and Waiver contained in this Agreement.

8.

Any dispute arising between the Company and the Executive with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration in Hartford, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision by the arbitrator shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrator and the parties; and shall be rendered within 60 days following impanelment of the arbitrator. Costs of the arbitration shall be borne by the party that does not prevail. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

9.	This Agreement shall be subject to and governed by the laws of the State of Connecticut.

10.	This Agreement constitutes the entire agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

11.	Any notice under this agreement shall be in writing and addressed to the Executive as follows:

_______________________

and addressed to the Company as follows:

United Technologies Corporation

One Financial Plaza

Hartford, CT 06101

Attention: Senior Vice President,

Human Resources and Organization.

Either party may change its address for notices by giving the other party notice of the change.

12.	The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by law. The Executive, or [his/her] estate, shall be responsible for any and all tax liability imposed on amounts paid hereunder.

13.	The Executive states that [he/she] has read this Agreement, including the Release and Waiver contained herein, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the day and year first above written.

UNITED TECHNOLOGIES CORPORATION

By:
Senior Vice President, Human Resources and Organization

Date:

Executive

Date: